Exhibit 99.1

NEWS FOR RELEASE: 10/20/2011, 4pm ET	CONTACT:	Lee Brown
(719) 481-7213
lee.brown@ramtron.com

RAMTRON REPORTS THIRD-QUARTER 2011

FINANCIAL RESULTS

Ramtron posts $0.04 per share profit on quarterly revenue of $22.0 Million

Total revenue up 31% from 2Q2011

COLORADO SPRINGS, CO—October 20, 2011 — Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of low power nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported its financial results for the third quarter of 2011.

2011 Third-Quarter Financial Highlights

•	Total revenue grew 31% sequentially to $22.0 million, compared to $16.8 million in the second quarter of 2011

•	Sequential revenue growth was driven by increased product shipments to customers as the company executed its capacity expansion plan

•	Net income was $1.2 million, or $0.04 per share, compared with a net loss of $683,000, or ($0.02) per share, for the second quarter of 2011

•	Product gross margin increased to 51%, compared to a margin of 47% in the second quarter of 2011

•	Product gross margin expanded due to a combination of a more favorable mix of products, higher yields, and lower test costs

2011 Third-Quarter Corporate and Product Highlights

•

Completed an offering of 5.5 million shares of common stock resulting in net proceeds of approximately $9.8 million. As a result, the weighted average common shares outstanding increased from approximately 28 million shares for the second quarter of 2011, to 32.1 million shares for the third quarter of 2011.

•	Appointed Pete Zimmer as vice president of sales. Mr. Zimmer brings 29 years of semiconductor sales management, engineering, marketing and quality assurance experience to his position at Ramtron.

•	Announced pre-qualification sampling of a 64-Kilobit F-RAM product built on the company’s new manufacturing line in Burlington, VT

“Our supply chain team executed exceptionally well during the quarter, which allowed us to work through a significant portion of our backlog and further improve our customer deliveries,” said Eric Balzer, Ramtron’s chief executive officer. “As a result of our recent progress, we remain on track to completely resolve our supply constraints during the fourth quarter.

“With the recent hiring of highly experienced sales and marketing executives, we are positioning Ramtron to be more agile, market-driven, and customer centric, which is aimed at improving our time to market and revenue,” Balzer continued. “We believe the alignment of our improved supply chain with the strengthening of our marketing and sales organization will invigorate the rollout of our wireless memory products and support the pending introduction of the world’s most energy efficient nonvolatile memory products.”

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RAMTRON REPORTS THIRD-QUARTER 2011 FINANCIAL RESULTS

The Company reported total revenue of $22.0 million for the third quarter of 2011, compared with $19.9 million for the same quarter last year. Product gross margin for the third quarter of 2011 was 51%, compared with 52% for the third quarter of 2010.

The Company reported net income of $1.2 million, or $0.04 per share, for the third quarter of 2011, compared with net income of $342,000, or $0.01 per share, for the third quarter of 2010. Third-quarter 2011 results included stock-based compensation expense of $558,000 and an income tax provision of $529,000. At September 30, 2011, the Company’s cash and cash equivalents totaled $8.2 million.

2011 Full-Year Outlook

“Given the considerable progress we have made in product deliveries, building capacity at our Texas wafer source, and our year-to-date revenue of $49.4 million, we are confident that full-year revenue of between $65 million and $70 million is achievable,” said Eric Balzer, Ramtron’s CEO. “Although we expect continued improvement in yields and lower product testing costs in the fourth quarter, we will begin to depreciate equipment on our new manufacturing line, which we expect to add approximately $400,000 to our expenses in the fourth quarter. Further, indications of weakening demand in the overall semiconductor industry have caused us to slow down the pace of investments in engineering resources. Taking these factors into account along with our current outlook for gross margin and operating expenses in the fourth quarter, we are revising our EPS forecast and now anticipate net income of $0.02 to $0.05 per share for the second half of 2011.”

“With our supply constraints rapidly moving behind us, we are intensifying our focus on creating new and innovative products that leverage our F-RAM technology advantage,” Balzer continued. “We build our products on the most advanced F-RAM manufacturing process in the world and this advantage provides an exciting opportunity for us to develop highly differentiated products that add significant value to our customers’ products.”

Conference Call

Ramtron management’s teleconference today will be webcast live on the corporate website. Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate

Ramtron Third-Quarter 2011 Results Teleconference

October 20, 2011 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at 617-801-6888, code #20805334.

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RAMTRON REPORTS THIRD-QUARTER 2011 FINANCIAL RESULTS

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. These statements include statements about Ramtron’s prospects for future growth and expected revenue and net income for full-year 2011. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron’s products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron’s ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners’ timely ability to successfully manufacture products for Ramtron; our foundry partners’ ability to supply increased orders for F-RAM products in a timely manner using Ramtron’s proprietary technology; any disruptions of Ramtron’s foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2010, and quarterly reports on Form 10Q for 2011. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

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(financial statements attached)

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RAMTRON REPORTS THIRD-QUARTER 2011 FINANCIAL RESULTS

RAMTRON INTERNATIONAL CORPORATION

THIRD-QUARTER FINANCIAL HIGHLIGHTS

CONSOLIDATED INCOME STATEMENTS

(Amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Product sales	$21,736	$19,678	$48,712	$53,469
License and royalty revenue	227	204	655	605

	21,963	19,882	49,367	54,074

Costs and expenses:
Cost of product sales	10,729	9,370	25,044	26,186
Research and development	4,988	4,895	13,756	12,705
Sales and marketing	2,648	2,478	7,313	6,770
General and administrative	1,786	1,941	5,666	5,614

	20,151	18,684	51,779	51,275

Operating income (loss)	1,812	1,198	(2,412)	2,799

Interest expense	(192)	(250)	(612)	(578)
Other income (expense), net	81	(385)	37	(406)

Income (loss) before income tax benefit (provision)	1,701	563	(2,987)	1,815
Income tax benefit (provision)	(529)	(221)	1,097	(701)

Net income (loss)	$1,172	$342	$(1,890)	$1,114

Net income (loss) per common share:
Basic and Diluted	$0.04	$0.01	$(0.07)	$0.04

Weighted average common shares outstanding:
Basic	31,748	27,100	29,073	27,056

Diluted	32,102	28,364	29,073	27,932

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RAMTRON REPORTS THIRD-QUARTER 2011 FINANCIAL RESULTS

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30,	December 31,
	2011 (unaudited)	2010
ASSETS
Current assets:
Cash and cash equivalents	$8,173	$9,945
Accounts receivable, net	11,657	9,910
Inventories	16,690	5,412
Deferred income taxes, net	162	368
Other current assets	1,398	2,332

Total current assets	38,080	27,967

Property, plant and equipment, net	23,433	21,170
Intangible assets, net	2,750	2,746
Deferred income taxes, net	5,910	4,551
Other assets	385	398

Total assets	$70,558	$56,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,756	$5,995
Accrued liabilities	2,590	1,843
Deferred revenue	86	564
Current portion of long-term debt	3,520	3,284

Total current liabilities	16,952	11,686

Other long term liabilities	210	224
Long-term debt, less current portion	6,495	8,924

Total liabilities	23,657	20,834

Stockholders’ equity	46,901	35,998

Total liabilities and stockholders’ equity	$70,558	$56,832